Exhibit 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


As independent certified public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated March 26, 2001 (except with respect to the matters discussed in Note 17, as to which the date is November 16, 2001) included in AutoNation, Inc.'s Prospectus that forms a part of that certain Registration Statement on Form S-4 (SEC 333-71098), as filed with the Securities and Exchange Commission on November 29, 2001 under Rule 424(b) of the Securities Act of 1933, as amended, relating to the issuance by AutoNation, Inc. of its 9% senior notes due 2008, and to all references to our Firm included in this registration statement.




ARTHUR ANDERSEN LLP


Ft. Lauderdale, Florida,
January 31, 2002.